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Aware Appoints Seasoned Security Executive Ajay Amlani as CEO to Lead Next Phase of Growth and Innovation

BURLINGTON, MASS. - February 4, 2025 - Aware, Inc. (NASDAQ: AWRE), a leading global authentication company, today announces Ajay Amlani as its new Chief Executive Officer, following an extensive international search process. Amlani replaces Robert Eckel, who retired from Aware in late 2024.

Amlani brings nearly two decades of experience at the intersection of government, private sector innovation, and cutting-edge identity technology to drive Aware’s growth.

Most recently, Amlani served as Head of the Americas at iProov, a 200+ person digital identity company based in London. From 2019 through 2021, Amlani held roles as Idemia’s SVP of Corporate Strategy and Development and GM of Commercial Business, where he established the company’s first-ever partnerships with the largest mobile handset/operating system manufacturers, fintech companies, mobile wallets, and shared economy/e-commerce companies. Amlani served in the U.S. government between 2016 and 2019, first under Secretary of Defense Ash Carter and then under Secretary James Mattis, to launch the Defense Innovation Unit, the first Silicon Valley-based unit of the Department of Defense established to modernize our military with better technology.

Notably, Amlani founded and developed several identity platforms. He cofounded the original company that went on to become CLEAR, which now serves more than 10 million Americans with airport fast-line and identity verification services, and YOU Technology, a mobile-first, retailer-focused identity and loyalty platform serving 180 million Americans with personalized digital savings. In 2003, Amlani was one of the early founders of the Department of Homeland Security (DHS). Together with an exceptional team, the organization has successfully safeguarded the nation, preventing any major terrorist incidents on U.S. soil since its inception.

“From these cumulative experiences, I have developed an intense personal interest, desire and enthusiasm to address identity issues in society,” said Amlani. “Today, biometrics are at a critical inflection point, reaching widespread societal acceptance as consumers realize it is possible and highly liberating to achieve the holy grail of convenience combined with superior security. At Aware, I will help tip the scales further in the direction of biometric authentication, a simple yet elegant solution to the very complex, multi-faceted challenge of assuring and protecting digital identity.”

Brent P. Johnstone, Chairman of the Board at Aware commented: “After an extensive and highly competitive selection process, we are thrilled to welcome Amlani as our next CEO. His deep industry expertise, visionary leadership, and relentless focus on innovation set him apart. From his founding of the entity that became CLEAR to redefining how retailers connect with customers through digital identity and loyalty at YOU Technology, Ajay has a history of building and scaling platforms that make a real impact. His track record of growing innovative products, companies, and organizations has improved the lives of millions, and we’re confident he’ll bring that same energy and vision to help Aware reach new heights.”

About Aware

Aware is a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometrics. For over 30 years we’ve been a trusted name in the field. Aware’s offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Our algorithms are based on diverse operational data sets from around the world, and we prioritize making biometric technology in an ethical and responsible manner. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties. These forward-looking statements include statements regarding the expected increase in use of biometric authentication and the expected growth of Aware. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. We refer you to the risk factors set forth in the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2023, and other reports and filings we make with the Securities and Exchange Commission.

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